Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2024, with respect to the consolidated financial statements of Callon Petroleum Company included in Form 8-K/A of APA Corporation filed on June 13, 2024 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

December 12, 2024